Global Healthcare REIT Announces Third Quarter Financial Results; Board Approves Regular Dividend

Company Anticipates Dividend of At Least $0.01 Per Share Per Quarter for 2015;

Company Focused on Reduction of Fixed Expenses and Transitioning from Partial to Full Ownership

ATLANTA--(BUSINESS WIRE)— November 25, 2014

Global Healthcare REIT, Inc. (the “Company” or “Global”) (GBCS) today announced its results for the third quarter and year-to-date period ended September 30, 2014. In addition, the Board of Directors approved the issuance of a regular quarterly dividend on the common stock. Management will conduct a conference call for shareholders and interested parties to discuss these results at 10 a.m. ET on Tuesday, November 25, 2014.

Third Quarter 2014 Highlights

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Total portfolio of healthcare related properties increased to 11

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Acquired a majority membership interest in four additional real estate healthcare properties

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Acquired the Meadowview Healthcare Center, a skilled nursing facility in Ohio

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Rental revenue grew more than three-fold year-over-year

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Total assets rose to $39.6 million, up from $12.6 million at December 31, 2013

Christopher Brogdon, President commented, “In the first nine months of 2014, we have significantly strengthened our balance sheet, with total assets more than tripling, and total equity more than doubling. This progress has enabled the Board to initiate a regular quarterly dividend, and the Board expects to pay at least one cent per share, per quarter, throughout 2015.  I am encouraged by our progress to date, and I am confident our efforts to grow our portfolio and create value for shareholders is accelerating as we look into the new year.”

Quarterly Dividend

On November 18, 2014, the board of directors of Global Healthcare declared a cash dividend in the amount of $0.01 per share on its common stock to stockholders of record as of the close of business on December 8, 2014, payable on December 29, 2014.

Mr. Brogdon added, “We are building a solid base of revenue generating assets through measured investments in high-quality healthcare facilities leased by experienced operators. The third quarter was our most active to date with the addition of five properties spread across several states. We are positioning the company for continued expansion as our efforts continue to identify and pursue a number of additional investment opportunities. We plan to double our portfolio in 2015, further strengthening our balance sheet. Our organization is structured to scale effectively, without added administrative expense, enabling us to significantly expand free cash flow to support increases in our quarterly dividends.”

Portfolio Update

During the third quarter, the Company completed five transactions.

Financial Results

Revenue, comprised solely of rental revenue from the Company’s nursing home properties, was $453,600 for the three months ended September 30, 2014 compared to $140,000 for the three months ended September 30, 2013.

Revenue for the nine month period ended September 30, 2014 totaled $998,632 compared to revenue of $303,333 for the period from March 13, 2013 (date of inception) to September 30, 2013. 2014 year-to-date revenue was the result of rental revenue recognized primarily from the lease of four nursing home properties. 2013 year-to-date revenue was the result of rental revenue recognized primarily from the lease of one nursing home property.

“Most of the expenses related to our startup efforts are now behind us, and we expect fixed costs to stabilize at the level of approximately $135,000 per quarter beginning in the first quarter of 2015,” added Mr. Brogdon. “As we scale, our fixed costs as a percent of rental revenue will quickly decline, driving incremental profitability and free cash flow.”

The Company recognized a net loss to common shareholders of ($174,200) and net income of $1,882,611 for the three and nine months ended September 30, 2014, as compared to a net losses of ($60,597) and ($258,841) during the three months ended September 30, 2013 and for the period from March 13, 2013 (date of inception) to September 30, 2013.

Balance Sheet and Liquidity

Today, the Company has cash and cash equivalents of approximately $2,000,000 on hand.

“A key focus over the next few months is to acquire the minority interest in our properties, giving us 100% of the ownership interest in the properties in our portfolio,” added Mr. Brogdon. “This effort has begun, and we expect to acquire the minority interests by the end of March. Future acquisitions are expected to be 100% owned by Global Healthcare.”

Conference Call Information

Global Healthcare will host a conference call today at 10 a.m. ET.  The call will be webcast live and accessed at http://public.viavid.com/index.php?id=112091. The call can also be accessed by dialing 1-888-218-8172 or 913-312-1386 (international).  A replay of the call will be available through December 2, 2014 by dialing 1-877-870-5176 or 1-858-384-5517 (international), passcode 2232929.

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election in the future to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns interest in 11 facilities and plans on acquiring more properties in the future.

Safe Harbor

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

Contact:

Global Healthcare REIT, Inc.
Ryan Scates, 404-549-4293
Corporate Secretary
ryan@gbcsreit.com

Investors:
Brett Maas
Hayden IR
646-536-7331
brett@haydenir.com